Exhibit 10.70

Board of Directors Resolutions

NAVISTAR 1998 NON-EMPLOYEE DIRECTORS
STOCK OPTION PLAN

WHEREAS, Navistar International Corporation (the “Corporation”) maintains the Navistar 1998 Non-Employee Directors Stock Option Plan, as may be amended from time to time (the “1998 Directors Plan”); and

WHEREAS, the 1998 Directors Plan, in relevant part, generally reserves to the Corporation’s Board of Directors (the “Board”) the right to modify the 1998 Directors Plan at any time, provided that no amendment to the 1998 Directors Plan shall, without the consent of the affected option holder, adversely affect any right under any stock option or other award previously granted thereunder;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the 1998 Directors Plan, effective as of the dates specified herein, as follows:

1.
Section 7 of the 1998 Directors Plan is hereby amended by adding the following text, effective as of the date on which the 1998 Directors Plan was established (or such other effective date, as specifically provided below), to the end thereof, to read as follows:

“Notwithstanding any provision of the Plan to the contrary, to the fullest extent permitted under Applicable Law, as defined in Section 15, the exercise of an option granted under the Plan shall be settled solely in shares of Common Stock of the Corporation, and under no circumstances whatsoever shall an option be exercisable with respect to any period during which the exercise of such option would violate Applicable Law, as defined in Section 15.”

2.
The 1998 Directors Plan is hereby amended, effective April 16, 2007 (or, to the fullest extent permitted by applicable law, effective as of the date on which the 1998 Directors Plan was established), by adding a new Section 15 to read as follows:

“15. Governing Law

The Plan shall be governed by and construed in accordance with applicable Federal laws and, to the extent not inconsistent therewith or pre-empted thereby, with the laws of the State of Delaware (without regard to the conflicts of laws provisions of that State or any other jurisdiction), including applicable regulations, rules, and such other applicable authorities thereunder (“Applicable Law”). Accordingly, for the avoidance of doubt, the receipt, exercise, issuance, and disposition, as appropriate, of any Common Stock, option, or other incentive or award under the Plan is expressly conditioned upon and subject to any and all limitations, restrictions, prohibitions, or such other conditions imposed by Applicable Law, including, but not limited to, applicable Federal and state securities law. Without limiting the generality and applicability of the foregoing and notwithstanding any provision of the Plan to the contrary, if and to the extent any amounts payable or benefits provided under this Plan are subject to, and would otherwise violate, the requirements of Section 409A of the Internal Revenue Code, as amended, including applicable regulations, rules, and such other applicable authorities thereunder (“Code Section 409A”), such amounts or benefits shall be paid or provided under such other conditions, determined by the Board in its sole discretion, that cause the provision of such amounts or benefits to comply with, or not to be subject to, Code Section 409A and this Plan shall be construed and administered accordingly to achieve that objective.”

E-7